Exhibit 23.2

INDEPENDENT PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of B. Riley Financial, Inc. on Form S-l of our report dated August 13, 2014, with respect to our audit of the consolidated financial statements of B. Riley & Co., Inc. and Subsidiary as of December 31, 2013 and for the year ended December 31, 2013 appearing in the Form 8-K/A of B. Riley Financial, Inc. (f/k/a Great American Group, Inc.) filed with the Securities and Exchange Commission on September 2, 2014.

/s/Spicer Jeffries LLP

Greenwood Village, Colorado

November 7, 2014